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                                                                     EXHIBIT 3




                   FIRST AMENDMENT TO THE ADVANTAGE AGREEMENT
                                  BY AND AMONG
                              THORN AMERICAS, INC.
                                      AND
               CERTAIN SHAREHOLDERS OF ADVANTAGE COMPANIES, INC.

   THIS FIRST AMENDMENT TO THE ADVANTAGE AGREEMENT (the "First Amendment") is made and entered into as of October 6, 1995, by and among THORN AMERICAS, INC., a Delaware corporation ("THORN"), and certain shareholders of ADVANTAGE COMPANIES, INC., a Delaware corporation ("Advantage") (each, a "Shareholder" and collectively, the "Shareholders").

   WHEREAS, the parties have entered into the Advantage Agreement dated as of July 9, 1995, by and among THORN and the Shareholders (the "Advantage Agreement"); and

   WHEREAS, the parties wish to extend the term of the Advantage Agreement; and

   WHEREAS, Mr. Taylor has served as Chairman of the Board of Advantage for many years and has vast experience in the business of Advantage, which may be distinguished both qualitatively and quantitatively from the experience of the other Shareholders; and

   WHEREAS, the Shareholders acknowledge that THORN would not acquire Advantage if Mr. Taylor declined to refrain from competing with THORN after consummation of the transactions contemplated by the Agreement and Plan of Merger by and among Advantage, THORN and THORN Acquisition Corp., dated September 25, 1995.

   NOW, THEREFORE, in consideration of the agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, THORN and the Shareholders, intending to be legally bound, hereby agree as follows:

   1. Amendment to Section 6(d). Section 6(d) of the Advantage Agreement is hereby amended to read in its entirety as follows:

       (d) The Option shall expire on January 31, 1996 (the "Expiration Date"), except that if the Option cannot be exercised by reason of any applicable judgment, decree or order granted upon the application of any shareholder of Advantage, the Expiration Date of the Option shall be extended until five business days after such impediment to exercise shall have been removed.

   2. Amendment to Section 7. Section 7 of the Advantage Agreement is hereby amended and supplemented by adding the following paragraph:

       (b) THORN agrees to pay, at the time the provisions of this Section 7 become applicable, the sum of Seven Hundred Fifty Thousand Dollars ($750,000), as consideration for Mr. Taylor's promise not to compete with the businesses of Advantage, THORN or THORN Acquisition Corp., as such promise is set forth in the preceding paragraphs of this
       Section 7.

   3. Agreement. The Advantage Agreement, as amended by this First Amendment, is reaffirmed and shall remain in full force and effect.

   4. Counterparts. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

   5. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Advantage Agreement.
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   IN WITNESS WHEREOF, each of the parties has executed this First Amendment as of the day and year first above written.

THORN AMERICAS, INC.



By:    /s/ John H. Slaymaker
       ---------------------
Name:      John H. Slaymaker
Title:     Executive Vice President

SHAREHOLDERS:


/s/ Daniel J. Taylor
--------------------
    Daniel J. Taylor



/s/ Robert W. Moore
-------------------
    Robert W. Moore



/s/ Daniel M. Carney
--------------------
    Daniel M. Carney



/s/ Leslie G. Rudd
------------------
    Leslie G. Rudd




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